                                   EXHIBIT 11

                  COMPUTATION OF NET INCOME PER ORDINARY SHARE

                                                               YEAR ENDED DECEMBER 31.
                                                       ------------------------------------
                                                       1996              1995          1994
                                                       ----              ----          ----
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
  Number of ordinary shares
   Ordinary shares outstanding, beginning of year      7,922             8,315        8,315
   Ordinary shares repurchased                           240               393            -
   Ordinary shares tendered                            1,004                 -            -
   Ordinary share cancelled                              603                 -            -
                                                      ======            ======      =======

  Weighted average shares outstanding during the year  7,747             8,109        8,315
                                                      ======            ======      =======

  Net income                                          $9,166            $4,687      $16,650
                                                      ======            ======      =======

  Earnings per share                                  $ 1.18            $ 0.58      $  2.00
                                                      ======            ======      =======

                                     E - 1